Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

MATERIAL SCIENCES CORPORATION,

MSC PRE FINISH METALS (EGV) INC.,

and

ROLL COATER, INC.

Dated as of

April 12, 2010

8.3	Binding Agreement; Assignment	31
8.4	Severability	32
8.5	Construction	32
8.6	Captions	34
8.7	Entire Agreement	34
8.8	Counterparts	34
8.9	Governing Law	34
8.10	Parties in Interest	34
8.11	Consent to Jurisdiction	34
8.12	Arbitration	34
8.13	Delivery by Facsimile or Electronic Transmission	36
8.14	Risk of Loss	36
8.15	Joint and Several Liability	36
8.16	Successor Liability	36
8.17	Special Rule for Fraud	36
8.18	Further Transfers	37

ii

INDEX OF EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Elk Grove Village Lease Agreement
Exhibit C	Form of Non-Compete Agreement
Exhibit D	List of Target Customers
Exhibit E	Form of Press Release Related to Transaction and Sellers’ Exit from Business
Exhibit F	Form of Target Customer Letter
Exhibit G	Form of Voluntary Dismissal With Prejudice

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 12, 2010, by and among Material Sciences Corporation, a Delaware corporation (“MSC”), MSC Pre Finish Metals (EGV) Inc., a Delaware corporation (“MSC–EGV” and collectively with MSC, “Sellers” and each a “Seller”), and Roll Coater, Inc., an Indiana corporation (“Buyer”). Sellers and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

On the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, certain assets primarily used in or relating to the coil coating business of and conducted by Sellers (collectively, the “Business”), as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise. Notwithstanding the foregoing, (i) no direct or indirect stockholder of MSC shall be deemed to be an Affiliate of MSC or any of its Subsidiaries and (ii) no Depositor and no direct or indirect member, manager, partner of any Depositor and no portfolio company or other Person in which any Depositor invests (other than Roll Coater Holdings Corp. and its Subsidiaries) shall be deemed to be an Affiliate of Buyer or any of its Subsidiaries.

“Bill of Sale” means the bill of sale regarding the Purchased Assets, in form and substance set forth on Exhibit A attached hereto.

“Business Day” shall mean any day, other than a Saturday, Sunday, or any other day on which banks located in New York, New York, Chicago, Illinois or Indianapolis, Indiana are authorized or required to be closed for business.

“Buyer Non-Disclosure Agreement” means the letter agreement, dated as of April 16, 2009, by MSC and acknowledged and agreed to by Buyer, as amended, supplemented or modified from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Closing Date” means the date hereof, or such later date on which the Parties consummate the Closing Transactions.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time as of the date hereof.

“Contract” shall mean any contract, license, sublicense, franchise, permit, mortgage, purchase orders, indenture, loan agreement, note, lease, sublease, agreement, obligation, commitment, understanding or instrument (in each case, whether written or oral).

“Customer Due Diligence Confidentiality Agreement” means a confidentiality agreement among MSC, on the one hand, and Roll Coater and Ernst & Young LLP, on the other hand.

“Customer Due Diligence Team” means employees or representatives of Ernst & Young LLP subject to a Customer Due Diligence Confidentiality Agreement.

“Deposit Amount” means the $1,000,000 deposited by the Depositors on behalf of Buyer with the Escrow Agent pursuant to the Escrow Agreement, provided, that such amount shall not include any interest on such amount.

“Depositors” means Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners Dutch III-C, L.P.

“Elk Grove Village CBA” means the Agreement between MSC Engineered Materials and Solution Group Inc. and United Steelworkers, Local 7773-5, as amended, supplemented or waived from time to time.

“Elk Grove Village Facility” means the land and associated improvements in Elk Grove, Illinois referred to as “Plant 7” by Sellers, as more fully described on Schedule 1.1(a).

“Elk Grove Village Lease Agreement” means the lease and access agreement, in form and substance set forth on Exhibit B attached hereto.

“Enforceability Exceptions” means (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental and Safety Requirements” shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of or exposure to any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, but excluding such requirements that first take effect after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement, dated as of April 1, 2010, by and among the Escrow Agent, MSC and the Depositors and acknowledged and agreed to by Buyer.

“Existing OSHA Matters” means any Occupational Safety & Health Administration investigation and any resulting citations, abatement matters, negotiations, requirements, lawsuits, workers compensation matters, investigations, consultations, proceedings or any other matter.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, or foreign court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions, or any arbitrator.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness or other Liabilities evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness or Liabilities for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, including any Liabilities in respect of any earn-out, consulting or non-compete arrangement incurred in connection with the acquisition of another Person or business, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liabilities with respect to letters of credit), (v) any indebtedness or other Liabilities guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (vii) any indebtedness or other Liabilities secured by a Lien on a Person’s assets, (viii) any Liabilities in respect of any off-balance sheet financing, (ix) any Liabilities (including increased obligations) arising in whole or in part from the transactions contemplated hereby (including transaction bonuses, retention bonuses and severance obligations), and (x) any financial instruments intended to hedge against risk; together with, in each case, interest, penalties redemption premiums, and prepayment obligations in connection therewith calculated assuming repayment thereof on the later of the Closing Date and the earliest date permitted therefor by the instrument or agreement governing such indebtedness or other Liabilities.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Knowledge” as used in the phrases “to the Knowledge of Sellers”, “to Sellers’ Knowledge” or phrases of similar import means the actual knowledge or awareness, after reasonable inquiry, of Clifford D. Nastas, James D. Pawlak and Joseph J. Domaracki.

“Law” means any law, statute, regulation, code, constitution, order, determination, ordinance, treaty, or rule of common law, administered or enforced by or on behalf of, any Governmental Authority.

“Letters of Intent” means the Original Letter of Intent and the Subsequent Letters of Intent.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Licenses” means permits, licenses, variances, franchises, orders, approvals, consents, certificates, registrations and other authorizations of foreign, federal, provincial, state and local governments, governmental agencies, judicial authority or regulatory body and other similar rights.

“Liens” means any mortgage, pledge, security interest, encumbrance, claim, Tax, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against any Seller or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Middletown Facility” means the land and improvements located at Sellers’ former Middletown, Ohio facility.

“MSC Credit Facility” means that Credit Agreement, dated as of May 12, 2008, as may be amended, supplemented, or modified from time to time, by and between JPMorgan and MSC.

“Natural Gas Purchase Contract” means any purchase contract for natural gas entered into by any Seller, including as described in MSC’s Form 10-K for its fiscal year ended February 28, 2009.

“Nickel Carbonate Purchase Contracts” means any purchase contract for nickel carbonate which any Seller has entered into, including as described in MSC’s Form 10-K for its fiscal year ended February 28, 2009.

“Non-Compete Agreement” means the non-compete agreement, in form and substance set forth on Exhibit C attached hereto.

“Original Letter of Intent” means that certain letter agreement between Buyer and MSC dated as of November 16, 2009, as amended, modified, supplemented or waived from time to time.

“Permitted Encumbrances” means (i) statutory liens for current taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Seller and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business; (iii) liens arising under worker’s compensation, unemployment insurance, social security retirement and similar legislation and statutory landlord’s liens; (iv) purchase money liens and liens securing rental payments under capital lease arrangements, in each case listed on Schedule 1.1(b); and (v) other immaterial liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and which do not materially impair the use or value of the asset against which such lien applies.

“Pending Employment Matters” means Material Sciences Corporation v. Jeffrey Moe, Jeffrey Vellines and Roll Coater, Inc., Case No. 08 CH 47077 pending in the Circuit Court of Cook County, County Department, Chancery Division.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Plan” means (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated, and (iv) employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit plan, program or arrangement of any kind.

“Proceeding” means any action, arbitration, audit, claim, charge, complaint, dispute, demand, grievance, inquiry, investigation, litigation, suit, or other proceeding of whatever kind or character by or before (that may reasonably be expected to come before) any Governmental Authority.

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works;

(iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information (including ideas, formulae, plates, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information), know-how and inventions; (vi) computer software (including source code, executable code, data, databases and documentation); and (vii) all other intellectual property.

“Purchase Price” means $10,000,000.

“Release” shall have the meaning set forth in CERCLA.

“Seller Non-Disclosure Agreement” means the letter agreement, dated as of April 28, 2009, by Buyer and acknowledged and agreed to by MSC, as amended, supplemented or modified from time to time.

“Sellers’ Other Businesses” means the businesses and operations of Sellers and their Affiliates, other than the Business, including the business and operations relating to “Deco Steel®”, “Electrobrite®”, “Quiet Steel®”, “Viva Color®”, “Specular+®” and automotive fuel tank products, all film and paper laminate products and all rubber coated products.

“Subject Facilities” means the Elk Grove Village Facility and the Middletown Facility.

“Subsequent Letters of Intent” means the letters of intent, each dated as of March 29, 2010 and accepted as of March 30, 2010, between MSC and Buyer, each as amended, modified, supplemented or waived from time to time.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Target Customers” means the customers of the Business set forth on Exhibit D attached hereto.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contribution or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement, the Non-Compete Agreement, the Elk Grove Village Lease Agreement and any other agreement or document contemplated hereby to which any Seller or Buyer, as applicable, is a party.

“Transfer Taxes” means transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, imposed on or arising out of the transactions contemplated in this Agreement, including any penalties and interest thereon.

“Transition Period” means the period from 12:01 a.m. central prevailing time on the Closing Date until 11:59 p.m. central prevailing time on the Exit Date.

“Transition Period Inventory” means all Inventory of the Business, whether on hand or on order as of 12:01 A.M. on the Closing Date, or ordered by Sellers prior to the Exit Date with respect to any Transition Period Order; provided, that all such Inventory shall not include any consignment Inventory; provided, further that any accounts payable or other payment obligation associated with such Inventory shall constitute a Transition Period Liability for all purposes of this Agreement.

“Transition Period Liability” means any Liability created or arising as a result of the operation of the Business or the Purchased Assets by any Seller or any of its Affiliates, agents or representatives during the Transition Period (including with respect to any dealings by any such Person with any Target Customer during such period) or with respect to any Transition Period Order or any other activities contemplated under Section 5.1.

1.2 Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Agreement	Preamble
Allocation	Section 7.1(b)
Applicable Limitation Date	Section 6.1(a)
Arbitrable Dispute	Section 8.12
Arbitration Expenses	Section 8.12(c)(ii)
Arbitrators	Section 8.12(b)
Basket	Section 6.2(c)(ii)

Business	Preamble

Buyer	Preamble
Buyer Liabilities	Section 6.2(b)(iii)
Buyer Parties	Section 6.2(a)
Cap	Section 6.2(c)(ii)
Closing Transactions	Section 2.3
Confidential Information	Section 7.2(b)(i)
Complete Monthly Revenue Statement	Section 3.3(a)
Costs and Fees	Section 8.12(c)(i)
Customer Rebate Statement	Section 3.3(b)
Excluded Assets	Section 2.1(b)
Excluded Liabilities	Section 2.2(b)
Exit Date	Section 5.1(a)
Indemnified Party	Section 6.2(d)
Indemnifying Party	Section 6.2(d)
Inventory	Section 2.1(b)(ii)
Loss	Section 6.2(a)
Losses	Section 6.2(a)
Monthly Revenue Statements	Section 3.3(a)
MSC	Preamble
MSC–EGV	Preamble
On-Hand Inventory	Section 5.1(f)
Parties	Preamble
Party	Preamble
Purchased Equipment	Section 2.1(a)(i)
Purchased Assets	Section 2.1(a)
Rebate Information	Section 3.3(b)
Redacted Monthly Revenue Statement	Section 3.3(a)
Seller	Preamble
Seller Parties	Section 6.2(b)
Sellers	Preamble
Shutdown Activties	Section 5.2(b)
Transition Period	Section 5.1(a)
Transition Period Inventory	Section 2.1(b)(v)
Transition Period Orders	Section 5.1(a)

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchased Assets.

(a) On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer is purchasing from Sellers, and Sellers are selling, conveying, assigning, transferring and delivering to Buyer, free and clear of all Liens (except for the Permitted Encumbrances), all rights, titles and interests of every kind and nature in and to the following assets owned or leased by Sellers (including indirect and other forms of beneficial ownership) as of the Closing Date, wherever located and by whomever possessed (the “Purchased Assets”), but excluding all Excluded Assets:

(i) the machinery and equipment at the Elk Grove Village Facility constituting “Line 18”, “Line 19” (embossing line) and “Line 20” (slitting line) and the associated supporting processing equipment (including boilers, waste treatment equipment and paint room racks), in each case as set forth on Schedule 2.1(a)(i) (collectively, the “Purchased Equipment”);

(ii) schematics and equipment information regarding the Purchased Equipment in the possession of any Seller or any of their respective Affiliates;

(iii) other than the information specifically referenced on Schedule 2.1(a)(iii), copies of the current quote package for each Target Customer which includes the customer name and contact information, price list, product (including gage, width, paint system and paint vendor), order quantities, scrap terms and freight and payment terms, and copies of the standard terms and conditions of sale;

(iv) all rights to receive copies of mail and other communications addressed to any Seller dated on or after the Closing Date and relating to the Purchased Assets, except for any such mail or other communications related solely to a Transition Period Order; and

(v) all goodwill as a going concern of the Business or otherwise associated with the Purchased Assets.

Each Seller acknowledges and agrees on behalf of itself and each of its Affiliates that in no event shall purchase or acquisition of, or assumption by, Buyer of any Purchased Asset cause, or be construed or implied to cause, any transfer or assignment of any Liability of Seller with respect to any such Purchased Asset.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, regardless of whether such asset is disclosed herein or on any schedule hereto, except for the Purchased Assets, Buyer will not acquire the following assets of any Seller or any Affiliate of any Seller or any other assets whatsoever related to the ownership or operation of the Business or the Purchased Assets at any time (such assets, other than the Purchased Assets, the “Excluded Assets”). Without limiting the generality of the foregoing, the “Excluded Assets” include the following assets of any Seller or any Affiliate of any Seller, except to the extent such assets expressly constitute Purchased Assets:

(i) the Subject Facilities and all current or former real estate (including fittings and improvements thereon, and easements, servitudes, licenses, rights of way, permits, and the other appurtenances thereto, including appurtenant rights in and to public streets, whether or not vacated) and all Licenses and Permits related thereto;

(ii) all raw materials, manufactured and purchased parts, work-in-process, finished goods, inventories and supplies, whether on hand or on order (“Inventory”);

(iii) all automobiles, trucks, tractors, trailors and other vehicles (including overhead cranes, rail cars and forklifts);

(iv) all accounts receivable of the Business;

(v) all personal property and other assets located at the Middletown Facility;

(vi) Sellers’ rights under or pursuant to the Transaction Documents;

(vii) all cash and cash equivalents;

(viii) except as provided in Section 2.1(a)(iii), all books, ledgers, files, documents, correspondence and other business records related to the Business;

(ix) except as included as Purchased Assets, all assets and properties used in Sellers’ information technology and telecommunication systems (including hardware, software, servers, personal computers, phones and phone systems and others communications equipment), records and office furniture and fixtures located at the Elk Grove Village Facility;

(x) Nickel Carbonate Purchase Contracts, Natural Gas Purchase Contracts, the Elk Grove Village CBA, all Plans of Sellers, and all other Contracts of any Seller;

(xi) claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of compensation of every kind and nature to the extent relating to the other Excluded Assets or Excluded Liabilities, including the Existing OSHA Matters;

(xii) any assets relating to any Plans;

(xiii) any Proprietary Rights, including “Material Sciences Corporation,” “MSC”, “Deco Steel®”, “Electrobrite®”, “Quiet Steel®”, “Viva Color®” and “Specular+®” names and trademarks and any Proprietary Rights related to post-paint conversions of “Deco Steel®”, “Electrobrite®”, “Quiet Steel®”, “Viva Color®” and “Specular+®” products;

(xiv) any right any Seller has with respect to a refund for Taxes or other Tax asset, or with respect to any Tax for which a Seller or any of its Affiliates is responsible; and

(xv) all Transition Period Orders.

2.2 No Assumption of Liabilities.

(a) No Assumed Liabilities. Subject to the conditions specified in this Agreement, from and after the Closing Date, Buyer will not assume or in any way be responsible for any Liabilities of any Seller or any of their respective Affiliates or any other Liabilities whatsoever related to the ownership or operation of the Business or the Purchased Assets by any Seller or any of their respective Affiliates.

(b) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed herein or on any schedule hereto, Buyer will not assume or in any way be responsible for any Liabilities of any Seller or any of their respective Affiliates or any other Liabilities whatsoever related to the ownership or operation of the Business or the Purchased Assets by any Seller or any of their respective Affiliates (such Liabilities, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the “Excluded Liabilities” include the following Liabilities of any Seller or any Affiliate of any Seller:

(i) all Liabilities in respect of (A) any breach of any Contract of any Seller or any Affiliate of any Seller, (B) any violation of law, breach of warranty, tort or infringement of any such Contract, or (C) any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;

(ii) Liabilities for any claims (whenever made) or proceedings arising out of, relating to, resulting from or caused by any products or applications manufactured, serviced, distributed or sold by any Seller or any of its Affiliates to any customer (including any Target Customer) with respect to the Business (or any predecessor thereof) or any other business of any Seller or any of its Affiliates or otherwise with respect to the operation of the Business or any other business of any Seller or any of its Affiliates at any time, including any Transition Period Liability;

(iii) Liabilities with respect to all Taxes, including all Taxes of Sellers or any of their Affiliates relating to their ownership or operation of the Business and/or the Purchased Assets, all Transfer Taxes and all Taxes arising out of or relating to any of the transactions contemplated hereby;

(iv) Liabilities of Sellers or any of their Affiliates for costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including Liabilities for fees and/or expenses to a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and such Seller or any of its Affiliates, on the one hand, or any of their agents or representatives, on the other hand;

(v) Liabilities of Sellers or any of their Affiliates under or pursuant to the Transaction Documents;

(vi) Liabilities arising out of or relating to the Excluded Assets;

(vii) Liabilities (including any claim of any governmental agency, any trustee, any fiduciary, any plan administrator, any person dealing with any Plan, any employee or any beneficiary and without regard to whether such Liability arises prior to or after the Closing Date or results from an event, prior to or after the Closing Date) which relate to

(A) any program, plan, policy or arrangement (whether or not terminated), (w) which is or has been maintained, established, or offered by any Seller or any of their Affiliates, (x) to which any Seller or any of their Affiliates contributes or has contributed, (y) to which any Seller or any of their Affiliates has or has had any obligation to contribute, or (z) to which any Seller or any of their Affiliates has or has had any Liability or potential Liability, including with respect to any Plan; (B) any Liability relating to any such program, plan, policy, or Plan, which may result as a violation of law or (C) any Liability, including any potential or actual Liability, relating to any failure to comply with the requirements of law or any collective bargaining agreement (including the Elk Grove Village CBA);

(viii) Liabilities resulting from or relating to (A) any claims, indemnification claims, warranty claims, rebates, refunds, payments, actions, investigations or proceedings (whenever arising) relating to products or applications manufactured, merchandised, distributed, sold or delivered by or services rendered by any Seller or any of their Affiliates (or any predecessors), regardless of whether any such Liability is disclosed herein or in any schedule hereto, and (B) any other claims, actions or proceedings of any nature pending or threatened against any Seller or any of their Affiliates (or any predecessors), regardless of whether any such Liability is disclosed herein or in any schedule hereto;

(ix) duties and Liabilities relating to any claims by current or former employees or independent contractors (including dependents, spouses and other beneficiaries thereof) of any Seller or any of their Affiliates (or any predecessors), including such duties and Liabilities for: (A) medical costs and expenses, and (B) costs, expenses and other Liabilities under any workers compensation laws, regulations, requirements or programs;

(x) duties, contributions and Liabilities relating to any claims for notice, pay in lieu of notice, severance pay, vacation pay, bonus, commissions, overtime pay, death, disability or other health or welfare (including any post-retirement benefits to any current or former employee) or fringe benefits, including any benefit offered or available under any Plan;

(xi) contributions, premiums, duties and Liabilities relating to any Seller or any of their Affiliates’ obligation to contribute to any Plan (regardless of when any such contribution is required to be made);

(xii) duties and Liabilities to the extent relating to or arising from any underlying fact, event or condition at any past or present facility (including the Elk Grove Village Facility), property or operation of any Seller or any of their Affiliates (or any predecessors), including any such duty or other Liability arising under Environmental and Safety Requirements and any such duty or other Liability which at any time interferes with or prevents continued compliance with, or gives rise to any investigation Liability under, any Environmental and Safety Requirements, irrespective of whether such Liabilities attach to Buyer or Seller or any Affiliate of Seller in the first instance;

(xiii) Liabilities for any Indebtedness of any Seller or any of their Affiliates;

(xiv) any obligation of any Seller or any of their Affiliates to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of such Seller or such Affiliate or was serving at the request of such Seller or such Affiliate as a partner, trustee, director, officer, employee or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to statute, charter document, bylaw, agreement or otherwise);

(xv) all accounts payable and accrued liabilities;

(xvi) any non-compliance by any Seller or any of their Affiliates with respect to any applicable sale of an enterprise or bulk sales legislation in connection with the sale, transfer and assignment of the Purchased Assets by such Seller or such Affiliate to Buyer contemplated hereby;

(xvii) Liabilities related to or arising from Sellers’ Other Businesses;

(xviii) Liabilities for violations of any Laws; and

(xix) Liabilities for the actions or omissions of any Seller.

Notwithstanding anything to the contrary contained herein, “Excluded Liabilities” shall not include, to the extent not a Transition Period Liability, (A) any Liability to the extent relating to the shutdown, decommissioning or preparation for shut down of the Purchased Assets or (B) any Liability to the extent relating to or arising from Buyer’s operation of the Purchased Assets after the Closing Date.

2.3 Closing Transactions. Subject to delivery of the items set forth in Section 2.4 hereof, the Parties shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) Sellers shall convey all of the Purchased Assets to Buyer by making them available at the Elk Grove Village Facility and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments, transfer tax declarations and all other instruments of conveyance which are reasonably necessary or desirable to effect transfer to Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens other than the Permitted Encumbrances), it being understood that all of the foregoing shall be reasonably satisfactory in form and substance to Buyer and its counsel;

(b) Buyer shall deliver to Sellers, by wire transfer of immediately available funds to an account or accounts designated by MSC in an amount equal to (i) the Purchase Price minus (ii) the Deposit Amount;

(c) Buyer and MSC shall execute joint written instructions to the Escrow Agent to cause release of the Deposit Amount minus $1,250 by wire transfer of immediately available funds to an account or accounts designated by MSC; and

(d) simultaneously with execution and delivery of this Agreement, MSC shall cause to be filed with the Circuit Court of Cook County, County Department, Chancery Division a Voluntary Dismissal With Prejudice in the form attached hereto as Exhibit G; provided that each party to the Pending Employment Matters shall bear its own costs related to such filing.

2.4 Closing Deliveries.

(a) On or prior to the date hereof, Buyer shall have delivered the following to Sellers:

(i) A copy of any governmental filing, authorization or approval that is required for the consummation of the transactions contemplated hereby by Buyer;

(ii) An executed counterpart to each of the Non-Compete Agreement, the Elk Grove Village Lease Agreement and the Bill of Sale;

(iii) certified copies of the certificate of incorporation and bylaws of Buyer and the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and approving the consummation of the transactions contemplated hereby and thereby; and

(iv) certificates of the secretary of state of the jurisdiction in which Buyer is incorporated stating that Buyer is in good standing.

(b) On or prior to the date hereof, Sellers have delivered the following to Buyer:

(i) A copy of all consents from and approvals by third parties required for the transfer of the Purchased Assets to Buyer;

(ii) An executed counterpart to each of the Non-Compete Agreement, the Elk Grove Village Lease Agreement and the Bill of Sale;

(iii) Copies of releases, in customary form, of any and all Liens (other than Permitted Encumbrances) with respect to any of the Purchased Assets, including releases of all Liens securing Liabilities under the MSC Credit Facility;

(iv) Certified copies of the articles of incorporation and bylaws of each Seller and the resolutions of each Seller’s board of directors and the resolutions of each Seller’s shareholders, if necessary, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and approving the consummation of the transactions contemplated hereby and thereby;

(v) Certificates of the secretary of state of the jurisdiction in which each Seller is incorporated and each jurisdiction where it is qualified to do business stating that each Seller is in good standing or the applicable equivalent; and

(vi) Such other documents or instruments as Buyer may reasonably request in order to effect the transfer of the Purchased Assets to Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyer to enter into this Agreement, each Seller hereby represents and warrants to Buyer as of the date hereof (or with respect to representations and warranties that address matters only as of a particular date, as of such date) that:

3.1 Authorization of Transactions. Each Seller is a corporation duly incorporated and organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is qualified to do business in every jurisdiction where required, except where the failure to so qualify does not have and would not reasonably be expected to have a material adverse effect on such Seller, and has full corporate power and authority to own and operate the Purchased Assets and execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of each Seller and, to the extent necessary, the shareholders of such Seller have duly approved this Agreement and all other Transaction Documents to which such Seller is a party and have duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which any Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, except as may be limited by the Enforceability Exceptions. Additionally, each Seller hereby warrants and represents that it has the authority to execute and enter into Section 5.3 on behalf of itself and each other Subsidiary of MSC.

3.2 Absence of Conflicts. (a) Except as set forth in Schedule 3.2(a), the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Sellers do not and shall not in any material respect (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in the creation of any Lien (other than Permitted Encumbrances) upon the Purchased Assets, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other Person or group of Persons, under the provisions of the certificate and articles of incorporation or bylaws of any Seller or any Contract to which any Seller is a party or any of its assets (including the Purchased Assets) are bound or affected, or any Law to which any Seller is subject or any judgment, order or decree to which any Seller or any of the Purchased Assets is subject.

(b) Approval of MSC’s stockholders is not required for consummation of any of the transactions contemplated hereby.

3.3 Customer Information.

(a) Schedule 3.3(a)(i) sets forth for each Target Customer, the aggregate gross revenue and volume (in tons) of the Business attributable to such Target Customer (including actual customer names) for each month during the one-year period from March 1, 2009 through February 28, 2010 (collectively, the “Complete Monthly Revenue Statement”). Schedule 3.3(a)(ii) sets forth the same information (in the same format) as set forth in the Complete Monthly Revenue Statement; provided that the name of each Target Customer has been redacted from such statement (the “Redacted Monthly Revenue Statement” and collectively with the Complete Monthly Revenue Statement, the “Monthly Revenue Statements”). Each Monthly Revenue Statement accurately and completely presents the information required by this Section 3.3(a) to be contained thereon in all material respects and fairly presents (in the case of gross revenue, in conformity with GAAP) the aggregate gross revenue and volume (in tons) of the Business attributable to each Target Customer for the period specified by this Section 3.3(a) and contains the same information (in the same format) as was previously provided to (i) the Customer Due Diligence Team (with respect to each Monthly Revenue Statement) on April 5, 2010 and (ii) Buyer (with respect to the Redacted Monthly Revenue Statement) on April 1, 2010.

(b) Schedule 3.3(b)(i) sets forth, on a customer-by-customer basis for each Target Customer, other than the information specifically referenced on Schedule 2.1(a)(iii), the aggregate rebates to such Target Customer (the “Rebate Information”) during the one-year period ended February 28, 2010 (the “Customer Rebate Statement”). Each Customer Rebate Statement accurately and completely presents the Rebate Information contained thereon in all material respects and fairly presents (in conformity with GAAP) the Rebate Information for each Target Customer for the period specified by this Section 3.3(b) and contains the same information (in the same format) as was previously provided to the Customer Due Diligence Team on April 5, 2010. Other than the Contract with one Target Customer specifically referenced on Schedule 2.1(a)(iii) and other than any purchase order or outstanding quote packages / price lists to be fulfilled by the Sellers (all of which shall be Excluded Assets) and obligations regarding products sold by Sellers prior to the Exit Date (all of which shall be Excluded Liabilities or Transition Period Liabilities, as applicable), no Seller nor any Affiliate thereof is party to any Contract currently in effect with any Target Customer regarding the Business.

3.4 Title to Purchased Assets; Condition of Property.

(a) Title to Purchased Assets. Except for Liens created pursuant to the MSC Credit Facility and the security documents and instruments entered into in connection therewith (all of which, to the extent relating to the Purchased Assets, Sellers shall cause to be released effective immediately upon the consummation of the Closing), Sellers own valid title, free and clear of all Liens (other than Permitted Encumbrances), to all of the Purchased Equipment and all intangible property and assets of Sellers included within the Purchased Assets. At the Closing, Sellers will convey valid title to all of the assets listed on Schedule 2.1(a)(i) and all other assets included within the Purchased Assets, free and clear of all Liens (other than Permitted Encumbrances).

(b) Condition of Property. The Purchased Assets are as of the date hereof, and will be as of the end of the Transition Period, (i) in working order, except for reasonable wear and tear not caused by neglect, and (ii) usable in the ordinary course of business as currently operated.

3.5 Litigation; Proceedings. Except as set forth in Schedule 3.5, to the Knowledge of Sellers, there are no Proceedings against or affecting any Seller with respect to the Business or the Purchased Assets at law or in equity, other than ordinary course claims which are Excluded Liabilities.

3.6 Brokerage. Except as set forth in Schedule 3.6, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to each Seller as of the date hereof (or with respect to representations and warranties that address matters only as of a particular date, as of such date) that:

4.1 Organization and Corporate Power. Buyer is a corporation duly incorporated and organized, validly existing and in good standing under the Laws of the State of Indiana, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to consummate the transaction contemplated hereby and thereby and perform its obligations hereunder and thereunder.

4.2 Authorization of Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party shall when executed and delivered constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by the Enforceability Exceptions. Additionally, Buyer hereby warrants and represents that it has the authority to execute and enter into Section 5.3 on behalf of itself and each other Subsidiary of Buyer.

4.3 Absence of Conflicts. Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not in any material respect (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other Person or group of Persons under the provisions of the certificate of incorporation or bylaws of Buyer or any Contract to which Buyer is a party, or any of its assets are bound or affected or any Law, judgment, order or decree to which Buyer is subject.

4.4 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.4, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party or the transactions contemplated hereby or thereby.

4.5 Litigation. There are no Proceedings threatened against or affecting Buyer which would adversely affect Buyer’s performance under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

4.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE 5

COVENANTS POST CLOSING

5.1 Covenants of Sellers. From and after the date hereof each Seller hereby agrees to:

(a) use commercially reasonable efforts to fulfill Transition Period Orders utilizing Sellers’ Transition Period Inventory (with it being understood and agreed that all such finished products, inventory, accounts receivable and cash generated therefrom are Excluded Assets); provided, that (i) except as may be expressly permitted pursuant to Section 5.2, Sellers shall terminate their operation of the Purchased Assets and shall otherwise have completely exited the Business by not later than the 60th day following the Closing Date (the “Exit Date”), (ii) Sellers shall not order any replacement or additional inventory other than Transition Period Inventory; (iii) Sellers shall not accept any new orders from any Target Customer on or after the Closing Date unless such order has an initial expected shipment date prior to the Exit Date (collectively with all Target Customer orders received by Sellers prior to the Closing Date, the “Transition Period Orders”), (iv) Sellers may accept Transition Period Orders and utilize Transition Period Inventory only to the extent necessary to use paint inventory on hand or on order for purchase as of 12:01 a.m. on the date hereof; provided, that all such paint inventory shall not include any paint inventory on consignment, (v) Sellers shall direct any inquiry, order or request from any Target Customer received on or after the Closing Date to Buyer, except for any Transition Period Order or any inquiry or request related to any Transition Period Order; and (vi) Sellers hereby agree to indemnify and hold the Buyer Parties harmless for any and all Losses relating to any Transition Period Liability;

(b) provide Buyer with access to the Elk Grove Village Facility, in accordance with the terms of the Elk Grove Village Lease Agreement, so that Buyer may access, inspect, test, prepare, qualify, modify, repair, destroy, transition or move any Purchased Assets to any other leased portion of the Elk Grove Village Facility in accordance with the terms of the Elk Grove Village Lease Agreement or to another location; provided, that no such action may interfere with, prevent or hinder MSC’s use of the Purchased Equipment for the purposes set forth in Section 5.1(a);

(c) not later than the first (1st) Business Day after the date hereof, publicly announce (i) the consummation of the transactions contemplated in this Agreement (including the sale of the Purchased Assets to Buyer) and (ii) Sellers’ commitment to exit the Business by the Exit Date, by public release of the press release attached hereto as Exhibit E;

(d) not later than the third (3rd) Business Day after the date hereof, deliver a letter to each Target Customer, containing information in substantially in the form attached hereto as Exhibit F and, to the extent there is additional content in any such letter, no such additional content shall be inconsistent with Sellers’ obligation to completely exit the Business by not later than the Exit Date, and provide an executed copy of each such letter (including evidence of delivery) to Buyer as of such date;

(e) without limiting any rights that Sellers may have to take actions after expiration of the Seller Non-Compete Period (as defined in the Non-Compete Agreement) and without limiting activities of Sellers and their Affiliates not prohibited by the Non-Compete Agreement, formally exit the Business by the Exit Date and terminate all relations with the Target Customers as of the Exit Date, including with respect to (i) the taking of new orders; (ii) the ordering of supplies to complete any new or existing orders; and (iii) the processing, completion or shipment of any existing orders;

(f) as promptly as practicable, but in no event later than the third (3rd) Business Day after the date hereof, cause Sellers’ transition team to meet with representatives of Buyer regarding the transition of the Business to Buyer and at such meeting shall provide a complete and accurate list regarding the bare, finished and work-in-progress metal inventory and all paint inventory, both open and unopened drums, in each case on hand or on order for purchase by a Seller as of 12:01 a.m. on the Closing Date, excluding any consignment inventory (collectively, the “On-Hand Inventory”) and Transition Period Orders in effect as of such time, and shall estimate what metal inventory will be required to exhaust Sellers’ paint On-Hand Inventory and from time to time thereafter, upon the reasonable request of Buyer, shall meet with Buyer’s transition to team to assist in the orderly transition of the Business and shall provide information regarding any Transition Period Orders then outstanding;

(g) maintain the Purchased Equipment in working order sufficient to support operations of such equipment and the Business as conducted as of the date hereof and as will be conducted during the Transition Period and maintain property insurance on the Purchased Equipment during the Transition Period in accordance with the terms of the Elk Grove Village Lease Agreement; and

(h) use commercially reasonable efforts to maintain Sellers’ MWRD wastewater discharge permit with respect to Plant 7 at the Elk Grove Village Facility until Buyer or its advisors, consultants or contractors have completed the Shutdown Activities in accordance with Section 5.2(b).

Notwithstanding anything herein to the contrary, Sellers acknowledge and agree that Buyer shall have no obligation to operate or manage the Purchased Assets during the Transition Period or to otherwise provide any documents not expressly required by Section 5.2 without Buyer’s consent (which may be withheld in their sole discretion).

5.2 Covenants of Buyer.

(a) Buyer acknowledges and agrees that, notwithstanding anything to the contrary in the Non-Compete Agreement, during the Transition Period only, Sellers may use and operate the Purchased Assets, but only on the terms and subject to all of the conditions and provisions of this Article 5.

(b) Buyer acknowledges and agrees that (i) upon termination of the Transition Period, the Purchased Equipment will be left in the condition used for its operation in the ordinary course of business prior to the Closing Date (other than locking-out the Purchased Equipment as may be necessary for safety purposes, in which case all keys and other access necessary to unlock the Purchased Equipment shall be delivered to Buyer upon termination of the Transition Period) and (ii) Sellers and their Affiliates may terminate all air or emissions permits with respect to Plant 7 at the Elk Grove Village Facility on the first day after the Exit Date. After the Exit Date, Buyer shall be solely responsible, at its sole cost and expense, for promptly taking all actions necessary to shut down, decommission and otherwise prepare the Purchased Equipment for a period of extended or permanent shut down in accordance with all applicable Laws and in a manner consistent, in the reasonable judgment of the Buyer (except as set forth in this Section 5.2(b)), with industry standards (“Shutdown Activities”); provided that nothing herein shall limit Buyer’s right to retain Environ or one or more other advisors, consultants or contractors who are reasonably approved by Sellers in advance to assist with or to conduct the Shutdown Activities; provided, further that in no event shall the Shutdown Activities include the clean-up, disposal or removal of any opened paint drums, scrap paint or chemical inventory at Plant 7 at the Elk Grove Village Facility (excluding, for the avoidance of doubt, any opened paint drums, scrap paint or chemical inventory contained in or attached to the Purchased Equipment or brought into the Elk Grove Village Facility by Buyer or any of its contractors) and Sellers shall, at their sole cost and expense, be solely responsible for the clean-up, disposal or removal all such opened paint drums, scrap paint and chemical inventory. Sellers shall be entitled reasonable access to the Purchased Equipment and Buyer’s employees, contractors and agents, and Buyer shall provide such information as Sellers may reasonably request, to audit the performance of the Shutdown Activities by Buyer or its advisors, consultants or contractors. Buyer acknowledges and agrees that the Sellers shall have no Liability for any Losses incurred by the Business, the Purchased Assets or any Buyer Party as a result of a failure by Buyer (or any advisor, consultant or contractor of Buyer which assists with or conducts the Shutdown Activities) to take any actions after the Exit Date necessary to perform the Shutdown Activities in accordance with this Section 5.2(b).

(c) Subject to Sellers’ compliance with their covenants under Section 5.1, Buyer hereby agrees that, during the Transition Period, Buyer shall and shall cause its Affiliates to, use commercially reasonable efforts to postpone processing against new orders from Target Customers in order to facilitate Sellers utilizing On-Hand Inventory.

(d) Buyer hereby agrees that, notwithstanding anything to the contrary in Section 5.1 or the Non-Compete Agreement:

(i) any finished goods or “hold for inspection” product being reworked held by any Seller upon termination of the Transition Period that were produced in good faith to fill a Transition Period Order and not in violation of any of Seller’s covenants under Section 5.1 (“Remaining Finished Product”) will be (A) set forth on a schedule that includes customer and coil-level detail delivered by Sellers to Buyer within two (2) Business Days after the Exit Date and (B) moved by Sellers from Plant 7 at the Elk Grove Village Facility to Plant 2 at the Elk Grove Village Facility (or elsewhere, as Sellers may determine) and may be sold and/or shipped by Sellers after the Transition Period;

(ii) after the Exit Date and until all Remaining Finished Product has been sold by Sellers, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to postpone processing against new orders from Target Customers in order to facilitate Sellers selling all Remaining Finished Product;

(iii) Buyer shall use commercially reasonable efforts, at MSC’s expense, to cause any un-opened paint drums that remain in the Transition Period Inventory upon termination of the Transition Period to be returned to the applicable vendor and a credit to be issued to MSC or an Affiliate thereof by such vendor for such returned paint;

(iv) Buyer shall use commercially reasonable efforts to have all bare metal owned by a Target Customer (other than any such bare metal to be used to fulfill Transition Period Orders) removed from Sellers’ property at the Target Customer’s or Buyer’s expense, and if any bare metal owned by a Target Customer remains on Sellers’ property after the 30th day after the Closing Date, Buyer shall cause such bare metal to be removed from Sellers’ property at Buyer’s expense; provided that Sellers shall use commercially reasonable efforts to cooperate with Buyer in its efforts to redirect any such bare metal (other than any such bare metal to be used to fulfill Transition Period Orders) otherwise scheduled to be shipped to Sellers after the Closing Date to be shipped to Buyer (in no event at any expense to Seller); and

(v) any Inventory other than Remaining Finished Product, un-opened paint drums or bare metal owned by a Target Customer covered by clauses (ii), (iii) and (iv) above may be sold or otherwise disposed by Sellers for scrap or re-use by third parties.

5.3 Covenants of Sellers with Respect to Pending Employment Matters. Each Seller and each other Subsidiary of MSC does hereby forever, release, discharge and covenant not to sue Buyer or any of its stockholders, officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (the “Buyer Released Parties”), and

Buyer and each Subsidiary of Buyer does hereby forever, release, discharge and covenant not to sue each Seller and each other Subsidiary of MSC or any of their respective stockholders, officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (the “Seller Released Parties”), from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute, contract or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, or which may in the future exist, relating to claims which were or could have been asserted in the Pending Employment Matters.

ARTICLE 6

INDEMNIFICATION AND RELATED MATTERS

6.1 Survival.

(a) Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the other Transaction Documents or in any writing or certificate expressly required to be delivered pursuant to this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) or Section 6.2(b)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the 12-month anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of Sellers set forth in Section 3.1 (Authorization of Transaction), Section 3.2 (Absence of Conflicts), Section 3.4(a) (Title to Purchased Assets); and Section 3.6 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever), (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of Sellers set forth in Section 3.4(b) (Condition of Property), the Applicable Limitation Date shall be the 10th day after the Exit Date, and (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transaction) and Section 4.6 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

(b) Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties hereto and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party hereto notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach.

6.2 Indemnification.

(a) Sellers Indemnification. From and after the Closing Date, each Seller shall, on a joint and several basis, indemnify Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to on or after the Closing Date, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any representation or warranty made by such Seller contained in this Agreement, the other Transaction Documents, any exhibit or schedule hereto or any certificate delivered by such Seller to Buyer with respect hereto or thereto in connection with the Closing Transactions being untrue or inaccurate or otherwise breached in any respect as of the Closing Date;

(ii) the breach or non-performance of any covenant or agreement made by such Seller contained in this Agreement, the other Transaction Documents, any exhibit or schedule hereto or any certificate delivered by such Seller to Buyer with respect hereto or thereto in connection with the Closing Transactions; and

(iii) any Excluded Liability (or the assertion (whether or not successful) of any action, demand, proceeding, investigation or claim by any third party or governmental agency against Buyer relating to, resulting from, in connection with, incidental to or by virtue of any Excluded Liability).

(b) Buyer Indemnification. From and after the Closing Date, Buyer shall indemnify each Seller and their respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which such Seller Parties may suffer, sustain or become subject to on or after the Closing Date, as the result of, in connection with, relating to or incidental to or by virtue of:

(i) any representation or warranty made by Buyer contained in this Agreement, the other Transaction Documents, any exhibit or schedule hereto or any certificate delivered by Buyer to a Seller with respect hereto or thereto in connection with the Closing Transactions being untrue or inaccurate or otherwise breached in any respect as of the Closing Date;

(ii) the breach or non-performance of any covenant or agreement made by Buyer contained in this Agreement, the other Transaction Documents, any exhibit or schedule hereto or any certificate delivered by Buyer to a Seller with respect hereto or thereto in connection with the Closing Transactions; or

(iii) to the extent not a Transition Period Liability, any Liability relating to or arising from Buyer’s operation of the Purchased Assets after the Closing Date, including, but not limited to, the Shutdown Activities or the removal of the Purchased Equipment from Sellers’ or their Affiliates’ property (“Buyer Liabilities”) (or the assertion (whether or not successful) of any action, demand, proceeding, investigation or claim by any third party or governmental agency against any Seller Party relating to, resulting from, in connection with, incidental to or by virtue of any Buyer Liability).

(c) Limitations on Indemnity. Subject in all respects to Section 8.17 hereof,

(i) no party hereto will be liable hereunder with respect to claims referred to in Section 6.2(a)(i) or Section 6.2(b)(i) above unless a Buyer Party or Seller Party, as applicable, gives written notice thereof in accordance with the terms hereof on or prior to the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Buyer Party or Seller Party delivers written notice of a claim no later than the Applicable Limitation Date, the applicable Party shall, to the extent provided herein (subject to the applicable limitations contained herein), be required to indemnify hereunder for all Losses which such Buyer Party or Seller Party may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

(ii) Sellers shall not be liable to Buyer Parties, and Buyer shall not be liable to Seller Parties, for any Loss arising under Section 6.2(a)(i) or Section 6.2(b)(i) unless the aggregate amount of all such Losses exceeds $100,000 (the “Basket”), in which case such party(ies) shall be liable to the extent of any Losses in excess of the initial $100,000; provided that Sellers’ aggregate liability rising under Section 6.2(a)(i) or Buyer’s aggregate liability under Section 6.2(b)(i) shall in no event exceed $1,250,000 (the “Cap”); and provided further that the Basket and Cap shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties of Sellers set forth in Section 3.1 (Authorization of Transactions), Section 3.2 (Absence of Conflicts), Section 3.3 (Customer Information), Section 3.4 (Title to Purchased Assets; Condition of Property), or Section 3.6 (Brokerage), provided further that the Basket and the Cap shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transactions) or Section 4.6 (Brokerage).

(iii) Notwithstanding anything to the contrary contained herein, (A) in no event shall the aggregate liability of Buyer under Section 6.2(b)(i) or of Sellers under Section 6.2(a)(i) exceed the Purchase Price, and (B) no party shall be liable to provide indemnification for any Losses (I) to the extent of any punitive damages (except to the extent owed to a third party) or (II) in the case of Losses relating to or arising from a breach of a representation or warranty, to the extent of any indirect, special or consequential damages, diminution in value, loss of profits or multiple of earnings damages (except, in each case, to the extent owed to a third party).

(d) Procedure. If a Buyer Party or a Seller Party seeks indemnification under this Article 6, such Person (the “Indemnified Party”) shall promptly give written notice to the Party from whom it is seeking indemnification (such Party, the “Indemnifying Party”), after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the Liability or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article 6, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to control each such defense and appoint lead counsel of such defense with a recognized reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first:

(i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Losses relating to such claims and that it will provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party for all Losses relating to such claim,

(ii) unconditionally guarantee the payment and performance of any Liability which may arise with respect to such claim or the facts giving rise to such claim for indemnification (without regard to the Basket or the Cap); and

(iii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such Liability.

and provided, further that the Indemnifying Party shall not have the right to assume control of such defense if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects in any material respect, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the reimbursement of such fees and expenses thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the

Indemnifying Party has been advised in writing by counsel that a conflict of interest between the Indemnifying Party and the Indemnified Party exists which would prohibit counsel engaged by the Indemnifying Party from representing the Indemnified Party. If the Indemnifying Party is not permitted or does not elect to assume the defense of any claim hereunder, (i) the Indemnifying Party shall not be liable for the fees and expenses of counsel employed by the Indemnified Party unless, until and only to the extent that such fees and expenses are finally determined pursuant to a written agreement (including an agreement evidenced by e-mail) between the Indemnified Party and the Indemnifying Party or pursuant to a judgment of the Arbitrators or other Governmental Authority that such fees and expenses are Losses which the Indemnifying Party is obligated to pay pursuant to the terms hereof and (ii) the Indemnifying Party may participate in such defense through counsel chosen by such Indemnifying Party and paid at its own expense.

If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same facts and circumstances, with prejudice or if such settlement could adversely affect any Tax or other Liability of Buyer or any Affiliate of Buyer. If the Indemnifying Party assumes the defense of a claim, all Indemnified Parties shall reasonably cooperate with the Indemnifying Party in such defense. Such cooperation shall include the retention and, upon the Indemnifying Party’s request and subject to attorney-client privilege, the delivery to the Indemnifying Party of records and information that are reasonably requested by the Indemnifying Party and making employees available on a mutually convenient basis during normal business hours to give testimony and provide additional information with respect to such claim.

(e) Payments. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after there is a written agreement (including an agreement evidenced by e-mail) between the Indemnified Party and the Indemnifying Party or there is a judgment of the Arbitrators or other Governmental Authority that such Losses are to be paid by the Indemnifying Party pursuant to the terms hereof.

(f) Maximum Contribution. If and to the extent any provision of this Article 8 is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 6.2 which is permissible under applicable legal requirements.

(g) Offset. After there is a written agreement (including an agreement evidenced by e-mail) between the Indemnified Party and the Indemnifying Party or there is a judgment of the Arbitrators or other Governmental Authority that Losses are to be paid by the Indemnifying Party pursuant to the terms hereof, any such Loss which any Indemnified Party suffers, sustains or becomes subject to and with respect to which such Indemnified Party is entitled to indemnification from an Indemnifying Party pursuant to this Article 6 may, at the option of such Indemnified Party, be satisfied (to the extent of such offset) by setting off all or any portion of such Loss against any amounts which such Indemnified Party owes the Indemnifying Party or any of its Affiliates at such time.

(h) Exclusive Remedy. Subject to Sections 7.2(c) and 8.17, the indemnification provisions set forth in this Article 6 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to the Business, the Purchased Assets, this Agreement, the other Transaction Documents on or after the Closing Date, any exhibit or schedule hereto or any certificate delivered with respect hereto or thereto in connection with the Closing Transactions, the negotiation and execution hereof or thereof or the performance by the Parties of terms hereof or thereof, and no other remedy (including rescission) shall be had pursuant to any contract, misrepresentation, strict liability or other tort theory or otherwise by any Person, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law; provided, however, that nothing in this Section 6.2(h) shall limit the right of any Party to seek injunctive or equitable relief with respect to (i) any agreement or covenant contained in this Agreement and the other Transaction Documents and (ii) any claim arising out of or relating to any Excluded Liability or any Buyer Liability; provided further that nothing in this Section 6.2(h) shall limit any remedy available to any party under or relating to the Non-Compete Agreement or the Elk Grove Village Lease Agreement.

(i) Insurance; Third Party Indemnity. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use reasonable best efforts to collect such insurance proceeds or indemnity, contribution or similar payments; provided, that in no event shall collection or realization of such proceeds, indemnity, contribution or payment by such Indemnified Party be a condition to such Indemnifying Party making payment in an amount equal to such Losses to such Indemnified Party in accordance with this Article 6. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses hereunder, such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments, less reasonable attorney’s fees and other out-of-pocket expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the lesser of (a) the amount of such Losses and (b) the amount of such insurance proceeds or indemnity, contribution or similar payment, minus reasonable attorney’s fees and other out-of-pocket expenses incurred in connection with such recovery. Each Indemnified Party shall use reasonable best efforts to mitigate any Losses that an Indemnified Party seeks to have paid pursuant to this Article 6.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Tax Matters.

(a) Transfer Tax Returns. The applicable Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Allocation. Buyer and Sellers shall jointly allocate the Purchase Price in accordance with Section 1060 of the Code (the “Allocation”) among the Purchased Assets using the methodology and allocation amounts set forth on Schedule 7.1(b) attached hereto. The Allocation shall be reasonably determined by Buyer within 90 days after the Closing Date, and agreed to by MSC within 30 days after such determination by Buyer (which agreement shall not be unreasonably withheld, conditioned or delayed). Sellers and Buyer agree to prepare and file an IRS Form 8594 or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income tax form, in a manner consistent with the Allocation. Sellers and Buyer shall adhere to the Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by Sellers of taxable gain or loss on the sale of the Purchased Assets and the determination by Buyer of its tax basis with respect to the Purchased Assets. Neither Buyer nor any Seller shall file any Tax Returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Allocation agreed to in accordance with this Agreement, unless required to do so by applicable law. In the case of any adjustment to the Purchase Price requiring an amendment to the Allocation, the Allocation shall be amended using the procedures set forth in this Section 7.1(b) with respect to the initial Allocation and such amended Allocation shall become the Allocation for purposes of this Section 7.1(b).

7.2 Non-Solicitation and Confidentiality.

(a) Non-Solicitation. The Parties hereto acknowledge and agree that (i) Buyer and its “Representatives” (as defined in the Buyer Non-Disclosure Agreement) shall continue to remain subject to the non-solicitation provisions to which they are subject pursuant to the seventh paragraph of the Buyer Non-Disclosure Agreement in accordance with the terms thereof; provided that neither this Section 7.2(a)(i) nor the Buyer Non-Disclosure Agreement shall restrict or prohibit Buyer or its Affiliates from soliciting, making an employment offer to or hiring (A) any former employee of any Seller terminated by such Seller prior to the Closing Date, (B) any Person listed on Schedule 7.2(a)(i) (I) that is designated thereon as not involved in the Transition Period or (II) only with Sellers’ prior written consent in their sole discretion, that is designated thereon as involved in the Transition Period; and (C) on or after the Exit Date, any Person listed on Schedule 7.2(a)(i) and (ii) each Seller and its “Representatives” (as defined in the Seller Non-Disclosure Agreement) shall continue to remain subject to the non-solicitation provisions to which they are subject pursuant to the seventh paragraph of the Seller Non-Disclosure Agreement in accordance with the terms thereof. Furthermore, for the duration of the Transition Period, Buyer shall not, prior to the expiration of the Transition Period, hire any employee of any Seller whom Seller is using (or plans to use) in the operation of the Purchased Equipment during the Transition Period, in accordance with Section 5.1(a).

(b) Confidentiality.

(i) During the five (5) year period beginning on the Closing Date, each Seller shall treat and hold as confidential all information concerning the Business that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement or as consented to by Buyer, and deliver promptly to Buyer, at the request, option and expense of Buyer, all tangible embodiments (and all copies) of the Confidential Information not otherwise provided to Buyer pursuant to Section 2.4(a) which are in its possession or under its control. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2(b)(i). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, such Seller may disclose the Confidential Information to such Governmental Authority; provided that such disclosing Person shall use his reasonable best efforts to obtain, at the request and sole expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(ii) Except as set forth in Section 7.2(a), each Party hereby acknowledges and agrees that the Buyer Non-Disclosure Agreement and the Seller Non-Disclosure Agreement (and all obligations thereunder) shall remain in effect on and after the Closing Date; provided, that on and after the Closing Date, all of the confidentiality and use restrictions contained in the Buyer Non-Disclosure Agreement relating to the Purchased Assets and the Business shall terminate in full on the Closing Date and neither Buyer nor any of its Affiliates shall be subject to any confidentiality or use obligations or restrictions under the Buyer Non-Disclosure Agreement with respect to the Purchased Assets or the Business as of such date. Notwithstanding the foregoing, Sellers shall remain subject to the Seller Non-Disclosure Agreement and to the confidentiality provisions in Section 7.2(b), in accordance with the terms thereof and hereof. In the event of a conflict between the confidentiality provisions set forth in the Seller Non-Disclosure Agreement and the confidentiality provisions set forth in this Section 7.2(b), this Section 7.2(b) shall control.

(c) Remedy for Breach. Each Party acknowledges and agrees that in the event of a breach by such Party of any of the provisions of this Section 7.2, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching Party and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(d) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.2 is invalid or unenforceable, each Seller and Buyer agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Acknowledgment. Each Party acknowledges and agrees that (i) the restrictions contained in this Section 7.2 are reasonable in all respects (including with respect to subject matter, time period and geographical area) and are necessary to protect the other Party’s interest in, and value of, the Business (including the goodwill inherent therein) or Seller’s Other Businesses, as applicable and (ii) the Parties would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.2.

7.3 Acknowledgement. Each of Sellers, on the one hand, and Buyer, on the other hand, hereby acknowledges and agrees that the representations and warranties of Buyer (in case of Sellers) or Sellers (in case of Buyer) expressly set forth in this Agreement constitute the sole and exclusive representations and warranties made in connection with the transactions contemplated hereby, and that all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed, and that except for the representations and warranties of Sellers expressly set forth in this Agreement, the Purchased Assets are being sold “as-is, where-is”. Each Party on behalf of itself and all other Buyer Parties (in case of Buyer) or Seller Parties (in case of Sellers) hereby waives any representations and warranties of any kind or nature, express or implied, except for the representations and warranties expressly set forth in this Agreement. Buyer hereby acknowledges and agrees that the Sellers are making no representation, warranty, guaranty, covenant or other agreement (a) without limiting any representations or warranties expressly made by Sellers hereunder or any remedy for breach thereof, that any customer whose gross revenue and volume is reflected in the Monthly Revenue Statements is a customer of Sellers or any of their Affiliates as of the date hereof or (b) without limiting any Seller’s obligations expressly set forth under this Agreement or the Non-Compete Agreement or any remedy for breach thereof, that any customer of any Seller or any of their Affiliates will become a customer of or do any business with Buyer or any of its Affiliates.

7.4 Waiver of Bulk Sales. Without limiting the provisions of Section 2.2(b), Buyer and Sellers hereby waive compliance in connection with the Closing Transactions the provisions of any applicable bulk sales laws in effect as of the date of the Closing Date.

ARTICLE 8

MISCELLANEOUS

8.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a party hereto only if such amendment or waiver is set forth in a writing executed by such party; provided that any amendment or waiver by MSC shall be effective against all Sellers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

8.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by telecopy, provided that the relevant transmission report indicates a full and successful transmission to the proper fax number, (A) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission or (B) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (v) if delivered by e-mail, provided that the relevant computer record indicates a full and successful transmission to the proper e-mail address and no failure message is generated (A) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, or (B) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to any Seller or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to Sellers: Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007		with a copy to: Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, IL 60661
Attention:	Jim Pawlak	Attention:	Matthew Brown
Telecopy:	(847) 439-0737	Telecopy:	(312) 902-1061
(312) 577-8726

Notices to Buyer: Roll Coater, Inc. 8440 Woodfield Crossing Building #2, Fifth Floor		with copies to: Willis Stein & Partners III, L.P. One North Wacker, Suite 4800 Chicago, IL 60606
Indianapolis, IN 46240		Attention:	Christopher G. Boehm
Attention:	Robert O’Neal	Telecopy:	(312) 422-2424
Telecopy:	(317) 467-7339

And Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654
		Attention:	Richard J Campbell, P.C.
		Telecopy:	(312) 862-2200

8.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller without the prior written consent of Buyer or by Buyer without the prior written consent of each Seller. Notwithstanding the foregoing, without the prior written consent of Sellers, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates or other designees (including the right to have any Purchased Asset transferred directly to such Affiliate or designee); (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided that no such assignment under clause (a), (b) or (c) shall release the assigning party from any of its obligations or liabilities under this Agreement or the other Transaction Documents.

8.4 Severability. Subject to Section 7.2(d), whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8.5 Construction. (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Any matter disclosed in the Schedules with respect to any section or subsection of the Agreement that a reasonable buyer would infer, based on the location and content of such disclosure, qualifies another section or subsection of the Agreement shall also be deemed to qualify such other section or subsection of the Agreement. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Prior drafts of this Agreement or any other Transaction Document shall not be used in interpreting the meaning of any provision of this Agreement or any other Transaction Document. Notwithstanding anything to the contrary contained herein, for purposes of Article VI hereof, each representation, warranty, covenant or agreement contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality standard or qualification contained in such representation, warranty, covenant or agreement (as if such standard or qualification were deleted from such representation, warranty, covenant or agreement) for purposes of determining the amount of any Losses incurred by an Indemnified Party as a result of a breach thereof.

(b) In this Agreement, unless the context otherwise requires:

(i) references to “writing” or comparable expressions include a reference to facsimile or email transmission or comparable means of communication;

(ii) the phrases “delivered” shall mean that the information referred to has been either physically or electronically delivered to the relevant parties hereto;

(iii) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(iv) references to “day” or “days” are to calendar days;

(v) references to “the date hereof” shall mean as of the date of this Agreement;

(vi) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement;

(vii) this “Agreement” shall be construed as a reference to this Agreement as may have been, or may from time to time be, amended, varied, novated or supplemented;

(viii) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(x) “reasonable best efforts” or “commercially reasonable efforts” of any Party shall not require such Party to expend any money to institute suit against any Person or expend any material sum to obtain any consent from any Person;

(xi) references to dollars or “$” are to United States of America dollars; and

(xii) the execution, in and of itself, of this Agreement, and the negotiation of this Agreement by the parties hereto (including the transmission of any drafts of this Agreement between the parties hereto prior to the date hereof) shall not give rise to any right or claim of any kind by any third party, under any Contract or otherwise.

8.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7 Entire Agreement. The schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the Letters of Intent, but excluding the Buyer Non-Disclosure Agreement and the Seller Non-Disclosure Agreement, each of which shall survive in accordance with its terms, except as set forth in Section 7.2(a) and 7.2(b).

8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement; provided that the Released Parties are express third party beneficiaries solely with respect to Section 5.3, entitled to enforce such provision in accordance with this Agreement; provided further that Seller Parties and Buyer Parties are express third party beneficiaries solely with respect to provisions of this Agreement in which they are referred, entitled to enforce such provisions in accordance with this Agreement.

8.11 CONSENT TO JURISDICTION. SUBJECT TO SECTION 8.12, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN CHICAGO, ILLINOIS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.12 Arbitration. Except for claims seeking injunctive relief, and except as expressly provided elsewhere in this Agreement or the other Transaction Documents, any dispute, controversy, or claim arising under or relating to the Transaction Documents or any breach or threatened breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by Judicial Arbitration & Mediation Services under its Streamlined Arbitration Rules, subject to the following:

(a) Any Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(b) The arbitration shall be conducted by a panel of three arbitrators, one selected by Buyer, one selected by MSC and the third to be selected jointly by the arbitrators selected by Buyer and MSC (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in Chicago, Illinois.

(c) Except as provided herein (including Losses for which a Party may be entitled to indemnification in accordance with this Agreement):

(i) the non-prevailing party (as determined by the Arbitrators) shall bear its own and the prevailing party’s “Costs and Fees,” which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including copying and telephone), witness fees, and reasonable attorney’s fees and expenses;

(ii) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) shall be borne equally by the parties thereto; and

(iii) notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the parties thereto to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such party has acted unreasonably or in bad faith.

(d) Subject to the limitations expressly set forth herein, the Arbitrators shall have the authority to award any remedy or relief that a Court of the State of Delaware could order or grant, including specific performance of any obligation created under the Transaction Documents, the awarding of Losses, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each party hereto. The decision and award of the Arbitrators shall be binding on all parties hereto. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of the Transaction Documents and shall make its determinations in accordance therewith. Any party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

(e) Each of the Parties agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the party which filed such action or proceeding shall promptly pay to the other party the reasonable attorney’s fees, costs and expenses incurred by such other party prior to the entry of such order.

8.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including electronic transmission of a document in portable document format), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

8.14 Risk of Loss. Without limiting Sellers’ obligations under Section 5.1, Sellers retain all risk of loss, damage and destruction to all or any part of the Purchased Assets until and including 12:01 a.m., central prevailing time, on the Closing Date from any cause whatsoever, whether or not they are insured therefor, including fire, flood, accident, acts of god, earthquake, insurrection, riot or other causes commonly referred to as force majeure.

8.15 Joint and Several Liability. Notwithstanding anything to the contrary herein, the obligations of Sellers shall be joint and several obligations of such Sellers, and each Seller shall be responsible for the due and timely performance of such obligations, notwithstanding anything in this Agreement to the contrary that may impose such obligation on any other Seller. Whenever any covenant or agreement in this Agreement requires performance by any Affiliate of any Party, such covenant or agreement shall be a covenant or agreement of each Party to cause such Affiliate to perform such covenant or agreement.

8.16 Successor Liability. Except where expressly prohibited under applicable law, upon the consummation of the Closing Transactions, Buyer shall not be deemed to: (i) be the successor of any Seller; (ii) have, de facto, or otherwise, merged with or into any Seller; (iii) be a mere continuation or substantial continuation of any Seller or the enterprise of any Seller; or (iv) be liable for any acts or omissions of any Seller in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement.

8.17 Special Rule for Fraud. Notwithstanding anything herein to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any Party for fraud by any other Party or any Affiliate or representative of such other Party.

8.18 Further Transfers. Each Seller shall, for no additional consideration but at Buyer’s expense, execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request on or after the Closing Date to effect, consummate, confirm or evidence the transfer of the Purchased Assets to Buyer, to any Affiliate of Buyer or to any lender or debt or equity investor providing financing to Buyer to consummate this Agreement and the Closing Transactions.

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IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

SELLERS:

MATERIAL SCIENCES CORPORATION

By:	/s/ Clifford Nastas
Name:	Clifford Nastas
Its:	Chief Executive Officer

MSC PRE FINISH METALS (EGV) INC.

By:	/s/ Clifford Nastas
Name:	Clifford Nastas
Its:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

BUYER:

ROLL COATER, INC.

By:	/s/ Robert E. O’Neal
Name:	Robert E. O’Neal
Its:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement